Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Savient Pharmaceuticals, Inc.

We consent to the incorporation by reference in Registration Statements on (i) Form S-3 (no. 333-146257 and 333-171961) and (ii) Form S-8 (no. 333-36121, 333-33073, 333-33075, 333-64541, 333-87344 and 333-127068) filed by Savient Pharmaceuticals, Inc. of our Report dated March 1, 2011, relating to our audits of the consolidated financial statements, the financial statement schedule and internal control over financial reporting, included in this Annual Report on Form 10-K of Savient Pharmaceuticals, Inc. for the year ended December 31, 2010.

/s/ McGladrey & Pullen, LLP

New York, NY

March 1, 2011